FIRST AMENDMENT TO THE UNSECURED PROMISSORY NOTE

THIS AMENDMENT NO. 1 TO THE UNSECURED PROMISSORY NOTE (this "Amendment"), effective as of September 1, 2019, is by and between Flux Power, Inc., a California corporation ("Borrower") and Cleveland Capital, L.P. ("Holder"). Holder and Borrower, each a "Party" and collectively, the "Parties".

RECITALS

WHEREAS, the Borrower, Flux Power Holdings, Inc., and the Holder entered into that certain Loan Agreement dated July 3, 2019 (the "Loan Agreement"), pursuant to which the Holder provided a loan to the Company in the amount of One Million Dollar ($1,000,000) ("Loan") pursuant to the terms and conditions of the Loan Agreement. In connection with the Loan, the Borrower issued a certain Unsecured Promissory Note dated July 3, 2019 ("Original Note").

WHEREAS, the maturity date for the Loan under the Original Note is September 1, 2019.

WHEREAS, the Parties desires to amend the Original Note to change the maturity date from "September 1, 2019" to "December 1, 2019."

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Maturity Date. Section 1(b) of the Original Note is hereby deleted in its entirety and shall, be amended to read in its entirety as follows:

> "(b) "Maturity Date. Except as otherwise provided herein, the entire Principal Amount of this Note, together with all accrued but unpaid interest payable thereon, shall be due and payable in full on the earlier of: (i) December 1, 2019 (the "Maturity Date") or (ii) the occurrence of an Event of Default (as defined below); provided, however, the Borrower shall make periodic payments of interest and principal within ten (10) days upon receipt of cash from accounts receivables identified in Schedule A ("Receivables"), an amount equal to 100% of cash received from such Receivables. Such payments shall be applied first to the payment of unpaid interest and second to reduce the outstanding Principal amount."

2. Waiver, Surviving Terms, Inconsistencies. Except for those terms and conditions modified in this Amendment, all terms and conditions of the Original Note shall continue unchanged and in full force and effect, and shall govern the Parties' rights and obligations thereunder. In the event of any conflict between the terms and conditions of the Original Note and those of this Amendment, the terms and conditions of this Amendment shall govern. Holder acknowledges and confirms that no "Event of Default" (as defined in the Original Agreement") has occurred as of the date hereof.

3. Counterparts. This Amendment may be executed in two counterparts, each of which shall constitute an original and which, together, shall constitute one and the same instrument. The parties may execute facsimile copies of this Amendment and delivery by facsimile shall be deemed to be delivery of an executed Amendment.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by its authorized representative as of the date set forth above.

BORROWER:

Flux Power, Inc.,
a California corporation

R F. Dutt

Ronald F. Dutt, President and Chief Executive Officer

HOLDER:

Cleveland Capital, L.P.

By: ______________________

WADE MASSAD
Name

CO-MANAGING MEMBER, GP